VOTING AGREEMENT

            AGREEMENT dated as of the      day of         , 1998 by and between
PIONEER VENTURES ASSOCIATES LIMITED PARTNERSHIP, having an office at 651 Day Hill Road, Windsor, Connecticut 06095 ("PVALP"), and the persons and entities set forth on the signature page hereof (collectively hereinafter referred to as the "Principal Shareholders").

            WHEREAS, the Principal Shareholders have sole or shared voting power over the common shares, $.01 par value per share ("Common Shares"), of Initio, Inc. (the "Company") as more specifically set forth in Exhibit A attached hereto;

            WHEREAS, pursuant to a certain Debenture Commitment Agreement dated the date hereof (the "Debenture Commitment Agreement"), PVALP is making a loan to the Company through a First Subordinated Debenture and may make a second loan to the Company through a series of Second Subordinated Debentures in the future; and

            WHEREAS, the execution of this Agreement by the parties hereto is a condition precedent to the consummation of the transactions provided for in the Debenture Commitment Agreement.

            NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

      1.  Voting by Principal Shareholders.

            (a) Each of the Principal Shareholders agrees that, so long as there shall remain outstanding any principal amount and/or unpaid interest under the Debentures (as that term is defined in the Debenture Commitment Agreement) and so long as PVALP shall own any Conversion Shares (as that term is defined in the Debentures (as that term is defined in the Debenture Commitment Agreement)), each of them shall vote all of his Common Shares, whether now owned or hereafter acquired, for the election as a director(s) of the Company of the designee(s) of PVALP in accordance with paragraph 4 of the Debenture Commitment Agreement at any meeting of the Company's shareholders at which such designee shall be nominated as a director. Without limiting the generality of the foregoing, the Principal Shareholders agree to execute and deliver any and all documents, agreements and instruments, including, without limitation, proxies, as PVALP shall reasonably request so that a designee of PVALP shall at all times while there shall remain outstanding any principal amount and/or unpaid interest under the Debentures be a director of the Company.

            (b) In the event of a default under the Debenture Commitment Agreement, or of this Agreement, or any debenture issued by the Company of which PVALP or its assigns are a holder, the Principal Shareholders shall vote in favor of that number of nominees to the Board of Directors designated by PVALP such that the Board of Directors of the Company then becomes comprised of a majority of nominees of PVALP, after and during the continuation of any such defaults. The Principal Shareholders hereby agree to take no action to contravene, limit or otherwise terminate such PVALP board majority mechanism. The Principal Shareholders agree to vote in favor of such PVALP nominees for as long as any interest or principal remains unpaid under such debentures.

      2. Transfer of Common Shares to Affiliates. During the term of this Agreement, neither the Principal Shareholders nor any other person who shall become a party to or bound by this Agreement shall transfer any Common Shares, whether now or hereafter acquired by him, (i) to any affiliate, as hereinafter defined, without first obtaining the written agreement of such affiliate to be bound by and subject to the terms and conditions of this Agreement, with the same force and effect as if such person were named as a party to this Agreement or as a Principal Shareholder hereunder or (ii) pursuant to a registration statement without the prior written approval of PVALP, which approval shall not be unreasonably withheld. The term "affiliate" shall mean (a) any spouse, parent, parent-in-law, grandparent, child, grandchild, sibling, uncle, aunt, niece, nephew or first cousin of the transferor or (b) any person which the transferor directly or indirectly controls or (c) any transfer to a person if the transferor remains a beneficial owner, as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, of the transferred shares.

      3. Other Transfers of Common Shares. Except for transfers pursuant to Paragraph 2 of this Agreement, nothing in this Agreement shall be construed to prohibit any transfer of Common Shares owned by any party to this Agreement free from the voting and transfer restrictions contained in this Agreement.

      4. Violation of Agreement; Consent to Injunctive Relief. Each of the Principal Shareholders recognizes and agrees that any violation of any of his obligations set forth in this Agreement would cause irreparable damage which could not be compensated by monetary damages. Such violation shall constitute an Event of Default under the Debentures (as that term is defined in the Debenture Commitment Agreement). Accordingly, in the event of any breach of a Principal Shareholder's obligations under this Agreement, such Principal Shareholder consents to the entry of injunctive relief by a court of competent jurisdiction restraining any such violation or threatened violation in addition to any other remedies available at law or in equity.

      5. Representations. Each of the Principal Shareholders represents and warrants that, at the date hereof, he or it is the sole record and beneficial owner of the Common Shares set forth opposite his or its name on Exhibit A to this Agreement. Each of the Principal Shareholders represents that it is not the beneficial owner of any Common Shares not disclosed herein through any affiliate, other than Common Shares, which the trustee (other than Martin Fox and Daniel DeStefano) of a trust which is a Principal Shareholder may own for his own account or which a Principal Shareholder may own as a trustee for unrelated third parties.

      6. Further Assurances. From and after the date of this Agreement, the parties hereto shall from time to time, at the request of any other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

      7. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by first class registered or certified mail return receipt requested, or by first class mail or overnight courier if received, addressed to the parties at their respective addresses set forth on the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder.

      8. Modifications. This Agreement may not be modified or discharged orally, but only in writing duly executed by the party to be charged.

      9. Successors and Assigns. All the covenants, stipulations, promises and agreements in this Agreement shall bind the parties' respective heirs, successors and assigns, whether so expressed or not.

      10. Headings. The headings of the various sections of this Agreement are for convenience of reference only and shall in no way modify any of the terms or provisions of this Agreement.

      11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to instruments made and to be performed entirely within such State.

      12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

                              PIONEER VENTURES ASSOCIATES
                              LIMITED PARTNERSHIP
                              By:  Ventures Management
                                    Partners, LLC
                                    Its General Partner

                                    By:  Pioneer Ventures Corp.,
                                         Its Managing Member


                                         By /s/ Robert A. Lerman
                                            -----------------------------
                                            Robert A. Lerman, President


                              /s/ Martin Fox
                              -----------------------------
                                       Martin Fox


                              /s/ Daniel DeStefano
                              -----------------------------
                                      Daniel DeStefano

                              DANIEL DESTEFANO RETIREMENT PLAN TRUST


                              By /s/ Daniel DeStefano
                                 -----------------------------
                                    Daniel DeStefano, Trustee

                              MARTIN FOX RETIREMENT PLAN TRUST


                              By /s/ Martin Fox
                                 -----------------------------
                                       Martin Fox, Trustee

                              LFM ASSOCIATES, INC. RETIREMENT TRUST


                              By /s/ Martin Fox
                                 -----------------------------
                                       Martin Fox, Trustee

                              SAMANTHA FOX TRUST


                              By /s/ Martin Fox
                                 -----------------------------
                                       Martin Fox, Trustee

                              JOSHUA FOX TRUST


                              By /s/ Martin Fox
                                 -----------------------------
                                       Martin Fox, Trustee

                              DeSTEFANO CHILDREN'S TRUST


                              By /s/ Alfred DeStefano
                                 -----------------------------
                                   Alfred DeStefano, Trustee

                                    EXHIBIT A

                                       to

                                VOTING AGREEMENT

                             Principal Shareholders

                                            No. of                %
         Name                               Shares            Ownership
         ----                               ------            ---------

(1)Daniel DeStefano                         737,358             15.20

(1)Daniel DeStefano                         112,138              2.31
Retirement Plan Trust
Trustee: Daniel DeStefano

DeStefano Children Trust                    530,546             10.94
c/o John McConeghy
42 Sterling Lane
Wayne, New Jersey 07470
Trustees: John McConeghy
          Alfred DeStefano

(1)Martin Fox                             1,170,808             21.56

(1)Martin Fox Retirement                     85,941              1.77
   Plan Trust

(1)LFM Associates, Inc.                      15,855               .33
   Retirement Trust

(1)Samantha Fox Trust                        80,449              1.66
   Trustees: Martin Fox,
   Rita Fox, Melvyn I. Weiss

(1)Joshua Fox Trust                          56,535              1.16
   Trustees: Martin Fox,
   Rita Fox, Melvyn I. Weiss

--------
      (1) The address for these individuals and entities is c/o Initio, Inc., 2001 Tonnelle Avenue, North Bergen, New Jersey 07047.